Exhibit 9.1

DAY FAMILY

VOTING TRUST AGREEMENT

This Voting Trust Agreement (this “Agreement”) is made as of             , 2011, between the persons whose signatures are hereunto affixed as Beneficiaries, such other qualified persons as shall become parties hereto from time to time as Beneficiaries, and Stanley R. Day, Jr., not individually, but solely in his capacity as the initial trustee hereunder (the “Trustee”).

WITNESSETH:

WHEREAS, the Beneficiaries will receive shares of Class B common stock, par value $.01 per share (the “Class B Common Stock”), of SRAM International Corporation, a Delaware Corporation (“SRAM”), in the reorganization of SRAM Holdings, LLC and its subsidiaries and other affiliated entities in connection with the initial public offering of SRAM’s Class A common stock, par value $.01 per share (the “Class A Common Stock,” and together with the Class B Common Stock, the “Common Stock”);

WHEREAS, the Beneficiaries deem it advisable, subject to the exceptions below, to deposit all the shares of Common Stock now owned or hereinafter acquired by the Beneficiaries (collectively, the “Shares”) with the Trustee to be held in trust (such trust constituted pursuant to this Agreement, the “Voting Trust”) pursuant to this Agreement; and

WHEREAS, the parties intend the Voting Trust created by this Agreement to be a voting trust within the meaning of Section 218(a) of the General Corporation Law of the State of Delaware.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Beneficiaries and the Trustee do hereby agree as follows:

I.	DEFINITIONS

1. Definition of Beneficiary. The term “Beneficiary,” as used in this Agreement, shall mean a holder of record on the books of the Voting Trust of Trust Interests (as defined below) granted hereunder (whether held by initial deposit or by subsequent transfer in accordance with this Agreement), and shall be construed to mean and include not only such holders and owners acting in their own right, but also any person, association or corporation possessing Trust Interests in a representative or fiduciary capacity.

2. Definition of Transfer. The term “Transfer” (a) when used with respect to Shares, shall have the meaning ascribed to it in the Amended and Restated Certificate of Incorporation of SRAM, as the same may be amended from time to time (the “Certificate of Incorporation”); provided, that references to Class B Common Stock in such definition in the Certificate of Incorporation shall be deemed to be references to Class A Common Stock and/or Class B Common Stock, as applicable, for the purposes of this Agreement, (b) when used with respect to Trust Interests, shall mean any direct or indirect sale, exchange, assignment, transfer, conveyance, gift, hypothecation, or other transfer or disposition of such Trust Interest, or any legal or beneficial interest in such Trust Interest (including a change in beneficial interest arising when a trust becomes for the current benefit of a Person previously holding a remainder interest in such trust), whether or not for value and whether voluntary or involuntary or by operation of law and (c) when used as a reference to any Transfer under the Certificate of Incorporation, shall have the meaning ascribed to it in the Certificate of Incorporation.

3. Other Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Certificate of Incorporation.

II.	CREATION OF TRUST AND DEPOSIT OF SHARES WITH TRUSTEE.

1. Filing; Inspection. Copies of counterparts of this Agreement, signed by the Beneficiaries, and of every agreement supplemental hereto or amendatory hereof, shall be filed in the registered office of SRAM in the State of Delaware where it shall be available for inspection by any Beneficiary or stockholder of SRAM during business hours. The Trust Interests issued as herein provided shall be issued and held subject to all of the terms of this Agreement.

2. Deposit. Each Beneficiary, holding the number of Shares set opposite his, her or its name on the signature pages to this Agreement, shall deposit all such Shares other than Over-Allotment Shares (as defined below), and any additional Shares that such Beneficiary may acquire or receive from and after the date hereof (the “Additional Shares”), with the Trustee, properly endorsed for assignment and transfer to the Trustee on the books of SRAM, together with any requisite transfer tax stamps attached thereto for an amount sufficient to pay all federal, state and local taxes or other governmental charges, if any, then payable in respect of such deposit or transfer. Shares sold or shares convertible into shares being sold by the Beneficiaries in the Company’s initial public offering (the “IPO”), including those shares which may be sold at a subsequent date pursuant to the underwriters’ exercise of their over-allotment option (the “Over-Allotment Shares”), shall not be subject to this Agreement or the rights of first refusal set forth herein; provided, however, that if at any point it is determined that the underwriters’ over-allotment option will not be exercised, in whole or in part, or has been exercised, in whole or in part, but is subsequently abandoned, all Over-Allotment Shares shall become immediately subject to this Agreement and shall be promptly deposited with the Trustee in accordance with the terms of this Agreement. The Shares deposited with the Trustee shall be surrendered by the Trustee to SRAM and canceled, and new certificates therefor shall be issued by SRAM to and in the name of the Trustee stating that they are issued subject to the Voting Trust, which fact shall also be stated in the stock ledger of SRAM, and bearing the legend set forth in Section II.5 below.

3. Additional Beneficiaries. In connection with, and as a condition of, any Transfer of Class B Common Stock to a Permitted Transferee who is not already a Beneficiary hereunder (or any other Person required to join this Agreement in connection with such Transfer who is not already a Beneficiary hereunder), such Permitted Transferee (or other Person) shall become a Beneficiary by executing and delivering to the Trustee a deposit letter in substantially the form of Exhibit A hereto and by depositing such Shares, representing all shares of Common Stock then owned or thereafter acquired by such Permitted Transferee (or other Person), properly endorsed for assignment, with the Trustee, together with any requisite transfer tax stamps attached thereto for an amount sufficient to pay all federal, state and local taxes or other governmental charges, if any, then payable in respect of such deposit or transfer. Any Person entitled to hold Class B Common Stock who is not otherwise a Beneficiary hereunder may also become a Beneficiary under this Agreement by, with the consent of the Trustee, depositing all shares of Common Stock then owned or thereafter acquired by such Person with the Trustee pursuant to the procedures set forth in the preceding sentence. The Trustee shall have the sole discretion to determine whether a Person is eligible to become a Beneficiary pursuant to this Agreement. Each additional Beneficiary, by the deposit of his, her or its shares of Common Stock hereunder, shall, as of the date of deposit, become a party to and be bound by all the terms and conditions of this Agreement.

4. Trust Interests. Shares deposited hereunder shall be held in the Voting Trust for the account of the Beneficiary that deposited such Shares. Trust certificates representing a Beneficiary’s interest in such Shares will not be issued. For purposes of this Agreement, the beneficial interests of a Beneficiary in Shares held by the Voting Trust for the account of such Beneficiary shall be referred to as such Beneficiary’s “Trust Interests.”

5. Legend. All certificates representing Shares which are the subject of this Agreement shall bear the following legend:

“The shares of [Class A/Class B] Common Stock, par value $.01 per share, of SRAM International Corporation evidenced by this Certificate (i) are subject to certain restrictions contained in the Day Family Voting Trust Agreement, dated as of             , 2011, among Stanley R. Day, Jr., as Trustee, and the Beneficiaries thereto, as such agreement may be amended, supplemented or otherwise modified from time to time, and (ii) are issued pursuant to the Day Family Voting Trust Agreement. By accepting this stock certificate, the holder thereof agrees to be bound by all of the provisions of the Day Family Voting Trust Agreement, which agreement is available for inspection at the registered office of SRAM International Corporation in the State of Delaware, daily during business hours.”

6. No Legal Title to Shares in Beneficiaries Holding Trust Interests. The deposit of Shares with the Trustee hereunder shall constitute assignment and transfer to the Trustee of full legal title to such Shares, and shall vest in the Trustee all rights and powers of every nature incident to ownership of such Shares, subject only to the limitations specifically set forth herein. Beneficiaries holding Trust Interests shall not have legal title to any part of the Shares and shall not be entitled to Transfer any interest in (including, without limitation, any encumbrance on) the Shares, except pursuant to the provisions set forth in Section VI below. No creditor of any Beneficiary holding Trust Interests shall be able to obtain legal title to, or exercise legal or equitable remedies with respect to, the Shares. No transfer, by operation of law or otherwise, of any right, title and interest of any Beneficiary holding Trust Interests in and to its undivided beneficial interest in the Shares hereunder shall operate to terminate this Agreement or the Voting Trust created in this Agreement or entitle any successor of any Beneficiary to an accounting or to the transfer to him of any legal title to any part of the Shares.

III.	DIVIDENDS; ADDITIONAL STOCK AVAILABILITY

1. Payment of Dividends. In the event the Trustee receives any dividend or other distribution of cash or property (other than Common Stock) upon or by reason of the Shares, the Trustee shall promptly make a distribution of such dividend or distribution to the Beneficiaries in accordance with their respective Trust Interests as they appear on the books of the Voting Trust as of the record date of the dividend or distribution. In the event of a stock split, dividend or distribution of Common Stock, such shares of Common Stock shall be added to the Shares held by the Trustee and the Trust Interests of the Beneficiaries shall be adjusted accordingly. Prior to making any distribution of cash or other property to the Beneficiaries, the Trustee may retain therefrom a sufficient part in cash or property to meet the expenses and obligations of the Voting Trust. The Trustee may, in his or her discretion, from time to time, instead of receiving and distributing any such dividends or distributions, authorize SRAM to make payment or delivery thereof directly to the Beneficiaries in accordance with their respective Trust Interests as they appear on the books of the Voting Trust as of the record date of the dividend or distribution. The Trustee may also withhold taxes from the distributions to any Beneficiary as may be required by applicable law or regulation.

2. Subscription Rights. The Trustee shall promptly give notice to the Beneficiaries of the issuance or granting by SRAM to its stockholders of any securities convertible into or exchangeable for, or rights to acquire, any Common Stock or other securities to be issued by SRAM, and each Beneficiary shall have the right, upon furnishing adequate funds and complying with other terms or provisions of such securities or rights, to direct the Trustee to exercise such securities or rights, or any part thereof, that have been issued in respect of the Shares represented by the Trust Interests held by such Beneficiary. The Trustee shall hold and own, subject to the provisions hereof, all such Common Stock issued upon exercise of such securities or rights, and the Trust Interests of the Beneficiaries shall be adjusted accordingly. Securities other than Common Stock so acquired shall be distributed by the Trustee to the Beneficiaries who have made such elections. In connection with any such distributions, the Trustee may withhold taxes from the distributions to any Beneficiary as may be required by applicable law or regulation.

3. Reorganization. If, in the case of any merger, consolidation, reorganization or other business combination involving SRAM, the Trustee receives shares of capital stock of, or other equity interests in, SRAM or any other corporation, partnership, limited liability company or other entity (other than Common Stock) in exchange for the Shares deposited or held hereunder, the Trustee shall distribute such securities to the Beneficiaries in accordance with their Trust Interests as they appear on the Trustees’ records, unless otherwise directed by the majority of the voting power of all outstanding Trust Interests. In connection with any such distributions, the Trustee may withhold taxes from the distributions to any Beneficiary as may be required by applicable law or regulation. If any securities exchanged or substituted for the Shares represented by outstanding Trust Interests are retained, the rights and obligations of the Trustee and Beneficiaries shall, for all purposes, be treated as applying to the securities so held in exchange or substitution. The Trustee shall hold and own, subject to the provisions hereof, all Common Stock received in connection with a transaction subject to this Section III.3.

IV.	TRUSTEE ACTIONS; POWERS

1. Powers. Subject to and in accordance with the terms and conditions of this Agreement, the Trustee is hereby vested with all of the rights, powers and privileges of every kind and character of an owner of the Shares, including: (a) the right to vote the same, either in person or by proxy, or act by written consent, for every purpose; (b) the right to become party to or prosecute or intervene in any suits or other legal or administrative proceedings affecting the Shares, SRAM or the powers and duties or obligations of the Trustee; (c) the right to transfer all or any part of the Shares into the Trustee’s name; and (d) the right to take such other actions with respect to the Shares in accordance with this Agreement.

2. Trustee Status. The Trustee, individually or otherwise (a) may hold Class A Common Stock, Class B Common Stock or other securities of SRAM or possess Trust Interests issued hereunder, (b) may be a director, officer, employee or other agent or representative of SRAM and its affiliates, (c) may vote for himself or herself as a director of SRAM and (d) may contract, directly or through any firm of which he or she is a member, or a corporation in which he or she is a stockholder, director, officer, employee or other agent or representative, or in which he may be otherwise interested, with SRAM or have a pecuniary interest in any matter or transaction to which SRAM or another Trustee may be a party, in each case as fully as though such person were not a Trustee hereunder. A Trustee, if a director of SRAM, may vote for himself as an officer and/or employee of SRAM and may participate in fixing the amount of compensation for such services. Any Trustee who is also a Beneficiary shall have all rights accorded Beneficiaries hereunder.

3. Expenses.

(a) The Trustee may incur and pay all expenses and obligations that the Trustee may deem necessary or proper in exercising the power and authority given to or vested in the Trustee by this Agreement and shall be entitled to reimbursement for any such expenses and obligations. The Trustee shall not be entitled to compensation for services rendered as Trustee.

(b) Upon the request of the Trustee, each Beneficiary shall within thirty (30) days, pay the Trustee any requested portion of such Beneficiary’s share of all expenses and obligations incurred by the Trustee hereunder to such date. If after forty-five (45) days, any Beneficiary has not complied with the Trustee’s request for payment, the Trustee may, in his or her discretion, sell Shares underlying the Trust Interests of each such non-paying Beneficiary to the extent required to pay such expenses. Any sale pursuant to the preceding sentence shall be made in compliance with the provisions of Section VI.5 below, with the Trustee deemed to be the “Class A Withdrawing Beneficiary” and/or the “Class B Withdrawing Beneficiary,” as applicable, mutatis mutandis thereunder, except that the non-paying Beneficiary shall be responsible for all expenses and obligations incurred in connection with such transaction as provided for in Section IV.3(c) below. The Trustee may delay the delivery of any Shares to any Beneficiary pursuant to the withdrawal or termination provisions hereof until it has received payment of any required expenses and obligations.

(c) Any expenses incurred in connection with a transaction pursuant to Section VI below shall be the responsibility of, and allocated to, the Class A Withdrawing Beneficiary or the Class B Withdrawing Beneficiary, as applicable, in such transaction. All other expenses and obligations incurred hereunder shall be allocated to the Beneficiaries pro rata based on their Trust Interests outstanding at the time of such incurrence.

4. Records and Reports.

(a) The Secretary (as defined below) shall keep proper records of the assets of the Voting Trust, receipts and disbursements, a list of Beneficiaries and their respective Trust Interests, including the underlying Shares held in trust for their respective accounts, and other records necessary and appropriate for the administration of this Voting Trust. The books and records of the Voting Trust maintained in accordance with this Agreement shall at all reasonable times be open to inspection by the Beneficiaries for any proper purpose.

(b) The Secretary shall periodically prepare and transmit to each Beneficiary statements of such Beneficiary’s account, showing Trust Interests, including the underlying Shares held on behalf of the Beneficiary, recent activity in such account, and such other matters as the Trustee deems appropriate.

(c) The Secretary shall promptly transmit all communications from SRAM it may receive as a SRAM stockholder to the Beneficiaries.

5. Term of Office. The Trustee shall hold office until he or she resigns, dies, becomes incapacitated, or refuses to act or is removed as hereinafter provided. The Trustee may resign at any time by mailing or delivering a written notice of his resignation to the Secretary. If a successor Trustee has not yet been appointed, the Secretary shall act as the interim Trustee until a successor Trustee has been appointed. A person designated to act as the successor Trustee shall become a Trustee upon mailing or delivering to the Secretary an acknowledgement that he or she accepts the terms of the Voting Trust as herein set forth. The Secretary shall promptly notify the Beneficiaries upon the succession of a Trustee.

6. Additional or Successor Trustees. In addition to the original Trustee hereunder, one or more additional or successor Trustees may be appointed at any time by the qualified and acting Trustee hereunder. In the case that there is more than one Trustee at any given time, the term “Trustees” shall be deemed to be substituted for “Trustee” throughout this Agreement and all matters to be decided by the Trustee shall be decided by a majority of the Trustees. Each Trustee shall have the power, by written instrument delivered to the Secretary, or by his last will and testament, to nominate and appoint a successor Trustee. In case any Trustee shall die, resign, become incapacitated or be removed without having nominated a successor Trustee, such successor shall be appointed by the action of the remaining Trustee or Trustees, or if there are no remaining Trustees, the vote of the Beneficiaries holding a majority of the voting power of all outstanding Trust Interests. Any additional or successor Trustee must be a Day Family Member or a Permitted Transferee of a Day Family Member.

7. Removal. Any Trustee may be removed at any time, with or without cause, by the vote of the Beneficiaries holding at least a majority of the voting power of all outstanding Trust Interests.

8. Exculpation. The Trustee shall not be liable by reason of any matter arising out of or in relation to this Agreement, except for such loss or damage as the Beneficiaries may suffer by reason of the Trustee’s bad faith or willful misconduct, and without limiting the foregoing, the Trustee shall not be liable for any action taken, or omitted to be taken, by him in reliance upon, and in conformity with, the advice of counsel. To the fullest extent permitted by law, the Beneficiaries hereby waive any and all fiduciary duties of the Trustee that, absent such waiver, may be implied by law or equity. The Trustee shall not be required to give a bond or other security for the faithful performance of his duties as such.

9. No Expenses for the Trustee. The Trustee shall not have any obligation by virtue of this Agreement to spend any of his or her own funds, or to take any action which could, in the judgment of the Trustee, result in any cost or expense being incurred by the Trustee other than in connection with his or her own obligations hereunder. The Trustee shall not be required to take any action or refrain from taking any action under this Agreement unless he or she shall have been indemnified by the Beneficiaries in a manner and form satisfactory to the Trustee against any liability, cost or expense (including reasonable fees of counsel) which may be incurred in connection therewith. No provision of this Agreement shall be deemed to impose any duty on the Trustee to take any action if the Trustee shall have been advised by counsel that such action would expose him or her to personal liability, is contrary to the terms hereof or is contrary to law.

10. Indemnification.

(a) The Beneficiaries covenant and agree to indemnify and hold harmless the Trustee without duplication, from and against any and all claims, damages, losses, liabilities, obligations, actions, suits, costs, disbursements and expenses (including reasonable fees and expenses of counsel) incurred by the Trustee arising out of, from, or in conjunction with the Trustee’s execution of or performance or inaction under this Agreement, except to the extent such claim, damage, loss, liability, obligation, action, suit, cost, disbursement or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the Trustee’s bad faith or willful misconduct.

(b) The indemnities set forth in this Section IV.10 shall be in addition to any other obligations or liabilities of the Beneficiaries hereunder or at common law or otherwise and shall survive the termination of this Agreement.

11. Experts. The Trustee may employ legal counsel, accountants and other consultants to assist him or her in the exercise of his or her authority, and may rely upon the advice so obtained.

12. Secretary. The Trustee shall appoint a Secretary (the “Secretary”), who may but need not be the Trustee. The Trustee may remove or replace at any time the person who is appointed as Secretary, and may pay reasonable compensation to the Secretary if said person is not the Trustee. It shall be the duty of the Secretary to maintain a record of transactions hereunder and to perform such other duties as herein provided or as may be required by the Trustee. Whenever the Secretary shall be incapacitated, absent, or for any other reason unable to act, the Trustee may appoint an Assistant Secretary, and the Assistant Secretary shall act in place of the Secretary in taking any action or performing any duties herein required to be taken or performed by the Secretary. Promptly upon appointment, the Secretary and/or Assistant

Secretary shall give notice in writing to all Beneficiaries of his or her name and address, and shall give similar notice of any change.

V.	VOTING OF TRUST INTERESTS

1. Voting and Other Stockholder Actions. The Trustee shall (a) vote all the Shares on all matters presented for vote generally to SRAM stockholders (a “Stockholder Vote”) and (b) act by written consent as to all the Shares with respect to any matter to be acted upon by written consent by SRAM stockholders (a “Stockholder Action”), in each case, in accordance with the vote of the holders of a majority of the voting power of all then outstanding Trust Interests. In addition, the Trustee shall take any other action with respect to the Shares that he or she may be so directed pursuant to the vote of the holders of a majority of the voting power of all outstanding Trust Interests. Notwithstanding anything herein to the contrary, if any tender offer, merger, consolidation, reorganization, sale of substantially all of the assets of SRAM, transfer of a majority or greater of SRAM’s outstanding voting stock (including Common Stock) or other business combination (an “Organic Transaction”) is the subject of a Stockholder Vote or Stockholder Action, and the SRAM stockholders approve such Organic Transaction, then a Transfer pursuant to such Organic Transaction of Common Stock by the Trustee, at the direction of the Beneficiary holding Trust Interests representing such Common Stock, shall not be subject to the restrictions and requirements set forth in Section VI.5.

2. Voting. Unless otherwise expressly provided herein, whenever any action is to be taken by the Beneficiaries, the Beneficiaries may act either: (a) by a vote in person or by proxy at a meeting of Beneficiaries or (b) by an instrument or concurrent instruments in writing, signed by the number or proportion in interest (as required herein) of such Beneficiaries without a formal meeting. On all matters for which a Beneficiary is entitled to vote hereunder, each Beneficiary shall be entitled to one (1) vote for each share of Class A Common Stock held for the Beneficiary’s account and represented by the Trust Interests held by him, her or it, and ten (10) votes for each share of Class B Common Stock held for the Beneficiary’s account and represented by the Trust Interests held by him, her or it.

3. Meetings. Whenever a meeting of the Beneficiaries shall be requested in writing by the Trustee or by Beneficiaries holding a majority of the voting power of all outstanding Trust Interests, the Secretary shall call such meeting within thirty (30) days (or such shorter period as may be necessary to enable the Trustee to vote or act with respect to a Stockholder Vote, Stockholder Action or other matter relating to the Shares) and shall promptly give notice to all persons entitled to be present at such meeting, specifying the time and place of the meeting and the business proposed to be transacted. Such notices shall be given not less than ten (10) days before the time of the meeting, but notice may be waived in writing or by presence at a meeting.

4. Registration Rights Agreement. Notwithstanding anything else herein to the contrary, one or more Beneficiaries may instruct the Trustee to submit a notice requesting registration of shares of Common Stock underlying each of such Beneficiary’s Trust Interests pursuant to the Registration Rights Agreement, dated the date hereof, by and among SRAM and the other parties thereto; provided, however, that such request is made in compliance with the terms and conditions of such Registration Rights Agreement. Such request shall not be deemed to be a Transfer for purposes of Section VI.5 below unless and until such Beneficiary Transfers such

Shares pursuant to the applicable registration statement and in accordance with the terms of this Agreement and the Certificate of Incorporation

VI.	TRANSFERS; WITHDRAWAL OF SHARES

1. Transfer Books. The Trust Interests issued hereunder shall be transferable only in record name on the books of the Trust, in accordance with and subject to the terms and conditions of this Section VI and such procedures as the Trustee or Secretary may establish from time to time, and the Trustee may at all times and for all purposes treat the Beneficiary of each Trust Interest as the sole owner thereof. Upon the transfer of a Trust Interest on the books of the Trust, the transferee shall, except as otherwise provided herein, be substituted for the prior Beneficiary and shall have the rights and be subject to the obligations with respect to such Trust Interest of the original Beneficiary. The Trustee or Secretary may, in his or her discretion, from time to time cause the transfer books to be closed for such reasonable period of time as the Trustee may deem expedient.

2. Transfer of Trust Interests. Trust Interests may only be transferred to Beneficiaries and to other Permitted Transferees in a manner consistent with the associated Permitted Transfer provisions of the Certificate of Incorporation; provided, that, for the purpose of this Agreement references to Class B Common Stock in the definition of “Permitted Transfer” shall be deemed to be references to Common Stock for all purposes hereunder. Any other purported Transfer of Trust Interests shall be null and void ab initio.

3. Withdrawal of Shares of Class A Common Stock. Shares of Class A Common Stock represented by Trust Interests may be withdrawn from the Voting Trust only (a) upon written notice by a Beneficiary to the Trustee (a “Class A Notice of Withdrawal”) or (b) in connection with an Ineligibility Withdrawal or a Selling Withdrawal (each as defined below). Upon receipt of a Class A Notice of Withdrawal or in connection with an Ineligibility Withdrawal or a Selling Withdrawal (such withdrawing Beneficiary, a “Class A Withdrawing Beneficiary”), the Trustee shall, upon the payment of the Class A Withdrawing Beneficiary’s share of the expenses and obligations of the Trustee remaining unpaid (which reimbursement shall be subject to the provisions of Section IV.3), promptly instruct SRAM to register a transfer of ownership of such Shares from the Trustee to the Class A Withdrawing Beneficiary and to deliver to the Class A Withdrawing Beneficiary certificates or other evidence of ownership as may be provided by SRAM for such Shares, as is consistent with the Certificate of Incorporation, and the Class A Withdrawing Beneficiary shall be entitled to his, her or its pro rata portion of all cash, property or securities held by the Trustee hereunder at such date with respect to such Shares. Class A Withdrawing Beneficiaries, by the withdrawal of such Class A Common Stock and receipt of his, her or its pro rata portion of any cash, property or securities distributed by the Trustee, shall thereby be deemed to have released and discharged the Trustee and his or her agents and attorneys from all liability and accountability under this Agreement of every kind, character, and description whatsoever with respect to such Shares.

4. Withdrawal of Shares of Class B Common Stock; Conversion. Shares of Class B Common Stock represented by Trust Interests may be withdrawn from the Voting Trust only: (a) with the consent of the Trustee and the Beneficiaries holding at least a majority of the voting power of all outstanding Trust Interests on terms and conditions determined by the Trustee and such Beneficiaries (a “Consent Withdrawal”), (b) in the event a Beneficiary ceases to be eligible to be a party to this Agreement due to ineligibility to hold Class B Common Stock under the Certificate of Incorporation, in which case such Beneficiary shall be required to withdraw any Shares held by him, her or it (an “Ineligibility Withdrawal”) pursuant to the procedures and subject to the rights of first refusal set forth in Section VI.5 below or (c) in the event a Beneficiary desires to withdraw any or all Class B Common Stock represented by his, her or its Trust Interests from the Voting Trust in connection with a Transfer that is not a Permitted Transfer under the Certificate of Incorporation, in which case such Beneficiary may withdraw and Transfer such Shares pursuant to the procedures and subject to the rights of first refusal set forth in Section VI.5 hereof (a “Selling Withdrawal”). Any other purported withdrawal of Class B Common Stock (and any Transfer in connection therewith) shall be null and void ab initio. Class B Common Stock held in the Voting Trust shall not be convertible into Class A Common Stock by any Beneficiary. The Beneficiary withdrawing Shares pursuant to a Consent Withdrawal, an Ineligibility Withdrawal or a Selling Withdrawal is referred to herein as a “Class B Withdrawing Beneficiary.”

5. Class B Common Stock Withdrawal Procedures. In the case of any Ineligibility Withdrawal or Selling Withdrawal:

(a) The Class B Withdrawing Beneficiary shall promptly give written notice thereof to the Secretary, which notice shall disclose the number of Shares of Class B Common Stock to be withdrawn, the date of the required or proposed withdrawal and such other pertinent information as the Trustee may request (in each case, a “Notice of Withdrawal”). In the event the Trustee becomes aware of a Selling Withdrawal or Ineligibility Withdrawal for which a Notice of Withdrawal has not been promptly provided by the Class B Withdrawing Beneficiary, the Trustee may promptly provide a Notice of Withdrawal on behalf of the Class B Withdrawing Beneficiary and such notice shall be deemed to have been provided by the Class B Withdrawing Beneficiary for all purposes hereunder.

(b) A Notice of Withdrawal shall, by virtue of this Agreement, constitute an offer to sell the Trust Interests representing Shares of Class B Common Stock subject to the Notice of Withdrawal to the other Beneficiaries in accordance with the terms and conditions of this Section VI.5, at a price per share equal to the average closing sales price per share of Class A Common Stock as traded on the Nasdaq Stock Market (or such other national securities exchange or quotation system, if applicable) for the three (3) Trading Days immediately prior to the date on which the Shares are required or proposed to be withdrawn. For purposes of this Agreement, “Trading Day” shall mean a business day on which the exchange or quotation system upon which Class A Common Stock is listed or quoted is open for trading.

(c) Within five (5) Trading Days after receiving a Notice of Withdrawal, the Secretary shall notify the Beneficiaries of the opportunity to purchase Trust Interests representing Shares of Class B Common Stock, which such notice shall include the maximum Initial Purchase Amount (as defined below) for each Beneficiary. Any Beneficiary, in response to such notice, may submit a Certificate of Intent, substantially in the form of Exhibit B hereto, within five (5) Trading Days after receipt of such notice from the Trustee (the “Certificate Filing Deadline”), signifying such Beneficiary’s desire to purchase Trust Interests for its account by payment in cash or exchange of Trust Interests representing Shares of Class A Common Stock, as described below. Thereafter, in accordance with the individual and aggregate interests expressed by the Beneficiaries in their Certificates of Intent (such Beneficiaries who will purchase Trust Interests subject to the Notice of Withdrawal, the “Acquiring Beneficiaries”), within five (5) Trading Days after the Certificate Filing Deadline or such other time as may be agreed to by the Trustee and the Withdrawing Beneficiary (the “Purchase Deadline”), the Trustee shall: (i) exchange Trust Interests representing Shares of Class A Common Stock for Trust Interests representing the Shares of Class B Common Stock subject to the Notice of Withdrawal on a one-for-one basis on behalf and for the account of each Acquiring Beneficiary, to the extent available in the account of each such Acquiring Beneficiary, unless directed to the contrary in such Acquiring Beneficiary’s Certificate of Intent and (ii) purchase for cash Trust Interests representing the Shares of Class B Common Stock subject to the Notice of Withdrawal on behalf and for the account of each Acquiring Beneficiary, with exchanges pursuant to clause (i) and purchases pursuant to clause (ii) above deemed to be equivalent actions and aggregated for purposes of the allocation of such acquired Trust Interests among the Acquiring Beneficiaries as set forth in the following two sentences. The Trust Interests representing such Shares of Class B Common Stock subject to the Notice of Withdrawal shall be initially allocated by the Trustee to each Acquiring Beneficiary in an amount equal to the “Initial Purchase Amount” set forth in such Beneficiary’s Certificate of Intent; provided, that the Initial Purchase Amount for such Acquiring Beneficiary shall not exceed such Acquiring Beneficiary’s pro rata ownership of the total Trust Interests held by all Beneficiaries other than the Withdrawing Beneficiary. If after such initial allocation, Trust Interests representing Shares of Class B Common Stock subject to the Notice of Withdrawal remain unallocated, the Trustee shall allocate such unallocated Trust Interests to the Acquiring Beneficiaries in an amount equal to the “Secondary Purchase Amounts” set forth in the Acquiring Beneficiaries’ Certificates of Intent. If the total Secondary Purchase Amounts exceed the total unallocated Trust Interests, each Acquiring Beneficiary’s allocation of such unallocated Trust Interests shall be reduced, on a pro rata basis, in accordance with such Acquiring Beneficiary’s ownership of the total Trusts Interests held by all Acquiring Beneficiaries seeking to purchase Secondary Purchase Amounts. Each Acquiring Beneficiary shall make any cash payment required in connection with purchases from a Withdrawing Beneficiary by the deadline established by the Trustee, which may be prior to the acquisition of such Trust Interests by the Acquiring Beneficiary, and in the manner specified by the Trustee, in order to effect such purchase.

(d) The Trustee may, in his or her discretion, permit the Class B Withdrawing Beneficiary to withdraw his, her or its offer of sale at any time prior to the time of the consummation of a Transfer.

(e) If, in the case of a Selling Withdrawal, all of the Trust Interests representing Shares of Class B Common Stock subject to the Notice of Withdrawal are not purchased by the Acquiring Beneficiaries by the Purchase Deadline, upon the payment (or provision therefor from proceeds from such Transfer) of the Class B Withdrawing Beneficiary’s share of the costs, expenses, disbursements and outlays of the Trustee remaining unpaid (which reimbursement shall be subject to the provisions of Section IV.3), the Trustee shall promptly instruct SRAM to register a transfer of ownership of such Shares of Class B Common Stock from the Trustee to the purchaser and to deliver to the purchaser of such Shares of Class B Common Stock, at the time of the execution of the sale of such Shares of Class B Common Stock, certificates or other evidence of ownership as may be provided by SRAM for such Shares, as is consistent with the Certificate of Incorporation (including any applicable conversion provisions), and the Class B Withdrawing Beneficiary (or the purchaser, if the Trustee is so instructed by the Class B Withdrawing Beneficiary) shall be entitled to his, her or its pro rata portion of all cash, property or securities held by the Trustee hereunder for the account of the Class B Withdrawing Beneficiary at such date with respect to such Shares. If, in the case of an Ineligibility Withdrawal, all of the Trust Interests representing Shares of Class B Common Stock subject to the Notice of Withdrawal are not purchased by the Acquiring Beneficiaries by the Purchase Deadline, upon the payment of the Class B Withdrawing Beneficiary’s share of the costs, expenses, disbursements and outlays of the Trustee remaining unpaid (which reimbursement shall be subject to the provisions of Section IV.3), the Class B Withdrawing Beneficiary may withdraw the Shares of Class B Common Stock underlying such unacquired Trust Interests and the Trustee shall promptly instruct SRAM to register a transfer of ownership of such Shares of Class B Common Stock from the Trustee to the Class B Withdrawing Beneficiary and to deliver to the Class B Withdrawing Beneficiary certificates or other evidence of ownership as may be provided by SRAM for such Shares of Class B Common Stock, as is consistent with the Certificate of Incorporation (including any applicable conversion provisions), and the Class B Withdrawing Beneficiary shall be entitled to his, her or its pro rata portion of all cash, property or securities held by the Trustee hereunder at such date with respect to such Shares of Class B Common Stock. Withdrawing Class B Beneficiaries, by the sale or exchange of Trust Interests or the acceptance of their respective Shares of Class B Common Stock and/or pro rata portion of any cash, property or securities distributed by the Trustee, shall thereby be deemed to have released and discharged the Trustee and his or her agents and attorneys from all liability and accountability under this Agreement of every kind, character, and description whatsoever with respect to such Shares of Class B Common Stock.

6. Class B Common Stock Consent Withdrawal. In the case of a Consent Withdrawal, after approval of such Consent Withdrawal, the Trustee shall, upon the payment of the Class B Withdrawing Beneficiary’s share of the expenses and obligations of the Trustee remaining unpaid with (which reimbursement shall be subject to the provisions of Section IV.3), promptly instruct SRAM to register a transfer of ownership of such Shares of Class B Common Stock subject to such Consent Withdrawal from the Trustee to the Class B Withdrawing Beneficiary and to deliver to the Class B Withdrawing Beneficiary certificates or other evidence of ownership as may be provided by SRAM for such Shares of Class B Common Stock, as is consistent with the Certificate of Incorporation (including any applicable conversion provisions), and the Class B Withdrawing Beneficiary shall be entitled to his, her or its pro rata portion of all cash, property or securities held by the Trustee hereunder at such date with respect to such Shares of Class B Common Stock. The Class B Withdrawing Beneficiary, by the withdrawal of his, her or its Class B Common Stock and receipt of his, her or its pro rata portion of any cash, property or securities distributed by the Trustee, shall thereby be deemed to have released and discharged the Trustee and his or her agents and attorneys from all liability and accountability under this Agreement of every kind, character, and description whatsoever with respect to such Shares of Class B Common Stock.

VII.	AMENDMENT AND TERMINATION

1. Amendment. This Agreement may be amended from time to time by the Trustee and the Beneficiaries holding at least a majority of the voting power of the outstanding Trust Interests. The Secretary shall promptly give written notice of all amendments to all Beneficiaries.

2. Term and Termination. This Agreement may be terminated at any time by the affirmative vote of Beneficiaries holding at least a majority of the voting power of the outstanding Trust Interests. Unless so terminated, this Agreement shall continue in full force and effect for a period of thirty (30) years and shall automatically renew for successive thirty (30) year periods thereafter unless earlier terminated; provided, however, that if the permissible duration of this Agreement shall be limited to any lesser period by operation of law, this Agreement shall terminate upon the expiration of such lesser permitted period of duration.

3. Distributions at Termination. Whenever this Agreement shall terminate, the rights of all parties hereunder shall terminate, except the rights of each Beneficiary, upon the payment of his, her or its share of the expenses and obligations of the Trustee (which reimbursement shall be subject to the provisions of Section IV.3), to the receipt of the Shares of Common Stock held in his, her or its account and his, her or its pro rata portion of all cash, property or securities held by the Trustee hereunder as of such date. In connection with the distributions to be made upon termination of this Agreement, the Trustee shall promptly instruct SRAM to deliver to the Beneficiaries certificates or other evidence of ownership as may be provided by SRAM, as is consistent with the Certificate of Incorporation (including any applicable conversion provisions), for the Shares of Common Stock held in the Voting Trust for his, her or its account. A Beneficiary, by the acceptance of his, her or its Shares of Common Stock and respective pro rata portion of any cash, property or securities distributed by the Trustee, shall thereby be deemed to have released and discharged the Trustee and his or her agents and attorneys from all liability and accountability under this Agreement of every kind, character, and description whatsoever.

VIII.	NOTICES

1. Method. Any notice or communication by the Trustee or any Beneficiary shall be duly given if in writing and delivered in person or by first class mail (registered or certified, return receipt requested), facsimile transmission (including electronic image scan) or overnight air courier guaranteeing next day delivery, to the recipient’s address:

If to the Trustee:

Stanley R. Day, Jr.

c/o Fiduciary Counselling, Inc.

2000 Wells Fargo Place

30 East Seventh Street

St. Paul, Minnesota, 55101

Fax: (651) 228-0776

Email: cmm@fidcouns.com

With a copy to:

Fiduciary Counselling, Inc.

Attention: Cheryl McNary

2000 Wells Fargo Place

30 East Seventh Street

St. Paul, Minnesota, 55101

Fax: (651) 228-0776

Email: cmm@fidcouns.com

If to a Beneficiary, to the address indicated on the signature pages hereto. The Trustee or any Beneficiary, by notice to the other parties hereto, may designate additional or different addresses for subsequent notices or communications.

2. Receipt. All notices and communications will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five (5) business days after being deposited in the mail, postage prepaid, if mailed; when receipt is acknowledged, if transmitted by facsimile (including electronic image scan); and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. If a notice or communication is mailed, transmitted or sent in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

IX.	MISCELLANEOUS

1. Construction. The Trustee shall have full power and authority to interpret and construe this Agreement, and its interpretation and construction made in good faith shall be conclusive and binding upon the parties hereto, and the Trustee may establish such rules as in his or her judgment may be deemed necessary or proper to carry out the same properly and effectively.

2. Successors and Assigns. None of the parties shall have the right to assign any of its rights or delegate any of its obligations under this Agreement or any part hereof, except as expressly permitted herein. Any assignment in violation of the terms of this Agreement shall be null and void ab initio.

3. No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, their successors and permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

4. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances. Upon such determination that any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in such a manner that the transactions contemplated hereby are fulfilled to the fullest extent possible.

5. Counterparts. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile (including electronic image scan) shall be effective as delivery of a manually executed counterpart of this Agreement.

6. Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement against any other party from whom damages may be sought specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party shall be entitled to immediate injunctive relief or specific performance without bond or the necessity of showing actual monetary damages in order to enforce or prevent any violations of the provisions of this Agreement.

7. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REFERENCE TO ITS INTERNAL CONFLICTS OF LAWS PRINCIPLES.

8. Arbitration.

(a) Except as otherwise specifically provided in this Agreement, any and all disputes, controversies or claims arising out of, relating to or in connection with this Agreement, including, without limitation, any dispute regarding its arbitrability, validity or termination, or the performance or breach thereof, shall be exclusively and finally settled by arbitration administered by the American Arbitration Association (the “AAA”). Any party to this Agreement may initiate arbitration by notice to any other party (a “Request for Arbitration”). The arbitration shall be conducted in accordance with the AAA rules governing commercial arbitration in effect at the time of the arbitration, except as they may be modified by the provisions of this Agreement. The place of the arbitration shall be Chicago, Illinois. The arbitration shall be conducted by a single arbitrator appointed by the applicable Beneficiaries from a list of at least five (5) individuals who are independent and qualified to serve as an arbitrator submitted by the Trustee within fifteen (15) days after delivery of the Request for Arbitration. The applicable Beneficiaries will make their appointment within ten (10) days after they receive the list of qualified individuals from the Trustee. In the event the Trustee fails to send a list of at least five (5) qualified individuals to serve as arbitrator to the applicable Beneficiaries within such fifteen-day time period, then the applicable Beneficiaries shall appoint such arbitrator within twenty-five (25) days from the Request for Arbitration. In the event the applicable Beneficiaries fail to appoint a person to serve as arbitrator from the list of at least five (5) qualified individuals within ten (10) days after their receipt of such list from the Trustee, the Trustee shall appoint one of the individuals from such list to serve as arbitrator within five (5) days after the expiration of such ten (10) day period. Any individual will be qualified to serve as an arbitrator if he or she shall be an individual who has no material business relationship, directly or indirectly, with any of the parties to this Agreement and who has at least ten (10) years of experience in the practice of law with experience in corporate governance. The arbitration shall commence within thirty (30) days after the appointment of the arbitrator; the arbitration shall be completed within sixty (60) days of commencement; and the arbitrator’s award shall be made within thirty (30) days following such completion. The applicable parties may agree to extend the time limits specified in the foregoing sentence.

(b) The arbitrator will apply the substantive law (and the law of remedies, if applicable) of the State of Delaware without reference to its internal conflicts of laws principles, and will be without power to apply any different substantive law. The arbitrator will render an award and a written opinion in support thereof. Such award shall include the costs related to the arbitration and reasonable attorneys’ fees and expenses to the prevailing party. The arbitrator also has the authority to grant provisional remedies, including injunctive relief, and to award specific performance. The arbitrator may entertain a motion to dismiss and/or a motion for summary judgment by any party, applying the standards governing such motions under the Federal Rules of Civil Procedure, and may rule upon any claim or counterclaim, or any portion thereof (a “Claim”), without holding an evidentiary hearing, if, after affording the parties an opportunity to present written submission and documentary evidence, the arbitrator concludes that there is no material issue of fact and that the Claim may be determined as a matter of law. The parties waive, to the fullest extent permitted by law, any rights to appeal, or to any review of, any arbitrator’s award by any court. The arbitrator’s award shall be final and binding, and judgment on the award may be entered in any court of competent jurisdiction, including the courts of Cook County, Illinois. Each party to this Agreement irrevocably submits to the non-exclusive jurisdiction and venue in the courts of the State of Illinois and of the United States sitting in Chicago, Illinois in connection with any such proceeding, and waives any objection based on forum non conveniens. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES SUCH PARTY’S RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY ACTION TO ENFORCE AN ARBITRATOR’S DECISION OR AWARD PURSUANT TO SECTION VIII.10(a) OF THIS AGREEMENT.

(c) The parties agree to maintain confidentiality as to all aspects of the arbitration, except as may be required by applicable law, regulations or court order, or to maintain or satisfy any suitability requirements for any license by any state, federal or other regulatory authority or body, including professional societies and organizations; provided, that nothing herein shall prevent a party from disclosing information regarding the arbitration for purposes of enforcing the award. The parties further agree to obtain the arbitrator’s agreement to preserve the confidentiality of the arbitration.

9. Entire Agreement

10. This Agreement and the Certificate of Incorporation constitute the entire agreement of the parties with respect to the subject matter hereof and supersede and shall supersede all prior agreements and understandings (whether written or oral) between the parties hereto.

11. Securities Laws. It is acknowledged that requirements and restrictions of various laws, including federal and state securities laws, may impose limitations upon the Trustee in the performance of their duties and obligations hereunder on behalf of the Voting Trust, including limitations as to the timing and volume of purchases or sales of SRAM securities by the Voting Trust. In the event compliance with this Agreement is limited by such laws, the Trustee will use his or her reasonable best efforts to effect such actions as soon as practicable. Each Beneficiary agrees to provide any further information or take any further action reasonably requested by the Trustee in order to effect the transactions contemplated hereby in a manner that complies with such laws, including the providing of representations and warranties in connection with the purchase of Trust Interests.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have hereunto affixed their signatures as of the day and year first written above.

TRUSTEE

__________________, Trustee

Continued signatures to Day Family Voting Trust Agreement

BENEFICIARIES:

Signature	Signature

Print Name	Print Name

Class B Stock deposited:	Shares of Class B Stock deposited:
shares	shares
Certificate Number:	Certificate Number:

Address:	Address:

Signature	Signature

Print Name	Print Name

Shares of Class B Stock deposited:	Shares of Class B Stock deposited:
shares	shares
Certificate Number:	Certificate Number:

Address:	Address:

EXHIBIT “A”

DEPOSIT LETTER

                            , 20

Trustee under the Day Family Voting Trust Agreement dated as of                  , 2011.

c/o

Gentlemen:

Enclosed herewith are the following certificates for a total of              shares of Class A Common Stock and              shares of Class B Common Stock of SRAM International Corporation:

Certificate Number	Number of Shares	Class

The certificates have been endorsed in blank with the signature witnessed or executed stock powers attached thereto, and are hereby deposited with you as Trustee to hold the same in trust under and pursuant to the terms of the Day Family Voting Trust Agreement relating to such Class A Common Stock and Class B Common Stock, dated as of             , 2011, the initial Trustee named in such agreement being Stanley R. Day, Jr.

The undersigned hereby acknowledges receipt of a copy of the above mentioned Trust Agreement and, subject to your acceptance of this deposit by issuing the Trust Interests as mentioned below, hereby accepts and agrees to all the terms and provisions of said Trust Agreement and joins therein.

Please record Trust Interests evidencing the deposit of the above described shares of stock registered in the name of the undersigned Depositor as follows:

Name:

Address:

Very truly yours,

Print Name of Beneficiary

Signature of Beneficiary

A-1

EXHIBIT “B”

CERTIFICATE OF INTENT

                             ,

Trustee under the Day Family Voting Trust Agreement dated as of             , 2011.

c/o

Gentlemen:

This notice is being provided in connection with the Notice of Withdrawal received by the Trustee of the Day Family Voting Trust, dated,             ,         , pursuant to which a total of              Trust Interests representing Class B Common Stock are required or proposed to be withdrawn from the Day Family Voting Trust by             . The undersigned, as a Beneficiary of the Day Family Voting Trust, has the opportunity to purchase up to its pro rata portion of such Trust Interests, at a purchase price equal to $             per Trust Interest. The undersigned hereby agrees to purchase             1 of such Trust Interests (the “Initial Purchase Amount”). In addition, if other Beneficiaries do not purchase any or all of the Trust Interests being offered to them on a pro rata basis, the undersigned hereby indicates a desire and agrees to purchase up to an additional              Trust Interests (the “Secondary Purchase Amount”) at the same price per share, to the extent available. The undersigned hereby further agrees to provide payment for such Trust Interests by the deadline established by the Trustee, which may be prior to the acquisition of such Trust Interests by the undersigned, and in the manner specified by the Trustee. The undersigned acknowledges and agrees that purchases made in accordance with this Certificate of Intent are subject to the terms and conditions of the Day Family Voting Trust, including, without limitation, the allocation provisions set forth in Section VI.5 thereof.

☐	If the undersigned has checked the space preceding this sentence, the Trustee is also authorized to exchange Trust Interests representing Shares of Class A Common Stock held by the undersigned for Class B Common Stock, which exchanges shall take precedence to any purchases approved above, unless otherwise indicated to the Trustee.

Capitalized terms used in this Certificate of Intent shall have the meanings ascribed to them in the Day Family Voting Trust, dated             , 2011.

[1]	Such number shall not exceed the undersigned’s pro rata portion of the total Trusts Interests. The Trustee’s notice shall specify each Beneficiary’s maximum Initial Purchase Amount.

B-1

Very truly yours,

Print Name of Beneficiary

Signature of Beneficiary